Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated January 13, 2020, which contains an explanatory paragraph regarding the effects of the adjustments to retrospectively apply the change in accounting related to the reverse stock split, which were audited by Mazars USA LLP, with respect to our audit of the consolidated financial statements of Reliance Global Group, Inc. as of December 31, 2018, for the period from August 1, 2018 to December 31, 2018 (Successor) and for the period from January 1, 2018 to July 31, 2018 (Predecessor).

/s/ Friedman LLP
East Hanover, New Jersey
February 9, 2021